AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MARCH 23, 2001

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                            SCHEDULE 14A INFORMATION
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                              HERCULES INCORPORATED
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
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54104.0018
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                        INTERNATIONAL SPECIALTY PRODUCTS

                                                                March 23, 2001

Fellow Hercules Stockholders:

                       IT IS TIME FOR A CHANGE AT HERCULES

           We are International Specialty Products Inc. (NYSE - ISP), Hercules' largest stockholder, owning approximately 10% of the Company's outstanding shares. Based on their past actions, we believe that Hercules' directors can no longer be trusted to do the right thing for the Company's shareholders.

           The Hercules Board and management have been responsible, in our opinion, for the Company's disastrous performance over the past five years. If you share our dissatisfaction with the status quo, please join with us to send a clear message to the Hercules Board and help elect our director-nominees to the four seats up for election at the Company's Annual Meeting on April 26, 2001.

           As the owner of more than 10.7 million shares of Hercules stock, we have an investment of $150 million at stake. In contrast, the four Hercules directors up for reelection this year have purchased at market value less than 10,000 shares.(1) Our interests are clearly aligned with yours. We want to maximize value for all Hercules stockholders.

               THE COMPANY'S PERFORMANCE OVER THE LAST FIVE YEARS
              HAS, IN OUR OPINION, BEEN DISASTROUS FOR STOCKHOLDERS

           When measured by virtually any financial yardstick, Hercules' performance over the last five years has, in our opinion, been disastrous for the Company's stockholders.

           Consider the following:

            o Hercules' stock price has lost nearly 80% of its value since reaching its high of $66.25 on March 19, 1996, wiping out more than $5.5 billion in stockholder value, notwithstanding one of the greatest bull markets in the history of the American stock market;

            o Based on total return to shareholders over the past five years, Hercules was ranked by The Wall Street Journal (February 26, 2001) as 6th worst out of 1,000 major public companies;


------------------
(1) The Hercules nominees own in the aggregate approximately 162,000 additional shares, having acquired approximately 152,000 shares through outright grants and Company subsidized stock purchases.

            o Hercules first cut and then totally eliminated your dividend last year despite earlier assurances that the dividend would be maintained;

            o Hercules' $3.1 billion acquisition of BetzDearborn in 1998 has been characterized by Paul Leming, an ING Barings security analyst, as "one of the worst acquisitions in the history of the chemical industry" (July 18, 2000); and

            o Leslie Ravitz, a chemicals industry security analyst at Morgan Stanley Dean Witter, referring to the continued deterioration in Hercules' financial performance, observed, "It just seems to get worse and worse" (March 23, 2000). Since that time, Hercules' performance has deteriorated even further, with the Company having reported a substantial net loss in its latest quarter.

           HERCULES HAS DISREGARDED, IN OUR VIEW, THE INTERESTS OF ITS STOCKHOLDERS BY ERECTING A FORTRESS OF ANTI-TAKEOVER DEFENSES

           Hercules' Board has erected over time a fortress of anti-takeover defenses, which include a poison pill, staggered board, and an interpretation of a Company Bylaw to require an affirmative vote of a majority of all outstanding shares for election of directors.

           You should know that the Hercules poison pill was adopted last August notwithstanding the fact that Hercules stockholders have in the past voiced their strong opposition to poison pills. In 1991, a non-binding proposal to redeem Hercules' then-existing poison pill, or submit it to a stockholder vote, was approved by stockholders. Despite this stockholder mandate, the Hercules Board never put the matter to a definitive vote and refused to terminate the pill until three years later, only two years prior to its expiration.

           With regard to the poison pill currently in effect at the Company, which has a low 10% threshold, the Hercules Board rushed to adopt it last year, without shareholder approval, less than two weeks after ISP had disclosed its investment in Hercules. Recently, when ISP announced its intention in early March to propose at the Annual Meeting a binding shareholder resolution to eliminate Hercules' poison pill, Hercules, true to form, took the position that the shareholder resolution was "invalid" - and therefore not binding on the Hercules Board even in the event of a clear expression of the will of the the Company's shareholders to the contrary.

           Similarly, Hercules' disregard for the interests of the Company's stockholders is demonstrated by a Hercules Bylaw which the Board claims requires an affirmative vote of the holders of a majority of all outstanding shares for the election of directors, instead of the greatest number of votes actually cast at the 2001 Annual Meeting (a plurality vote). This would mean, for example, that even if each ISP nominee receives 50,000,000 votes and each incumbent director only 10,000,000 votes, the Hercules incumbents would retain their seats on the Board because our nominees would not have received a majority vote of the approximately 108 million outstanding Hercules shares.


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
           This voting requirement, we believe, disenfranchises stockholders, and we do not know of any other public company that has such a provision. On February 7, 2001, we called Hercules' attention to this obvious inequity, and notwithstanding our repeated requests that the Hercules Board take the necessary action to remedy this situation, it has refused to do so.

           You should know that in a Delaware News Journal article (March 14, 2001) entitled, "Hercules' Election Method Is Fought", the Hercules voting requirement provision prompted Wall Street analyst Gary Hindes, Managing Director of New York's Deltec Asset Management to observe, "These people [referring to the Hercules directors] have managed to destroy what was a wonderful company" and is further reported to have stated that Hercules should be asking for the resignation of its directors, not supporting them for re-election.

           Finally, these entrenchment devices have already been used by the Hercules Board, in our opinion, contrary to the interests of the Company's stockholders. When ISP proposed a tender offer last October to acquire 25 million additional shares of Hercules stock for $17.50 per share in cash, which represents a premium of almost 40% over the Company's closing price as of March 22, 2001 ($12.57), the Hercules Board invoked its poison pill to effectively prevent your consideration of this offer.

           Ask yourself whether these devices are in your best interests. Why does the Board need so many barriers? You do not need to be "protected" from making your own decisions. YOU should have the ultimate right to decide. Our nominees if elected will support removal of these barriers, so that you can make your own decisions with respect to offers for your shares and other corporate governance matters.

                HERCULES GOES FROM ONE RESTRUCTURING STRATEGY TO
                       ANOTHER WITH LITTLE TO SHOW FOR IT

           In early 2000, Hercules announced a restructuring program involving a plan to sell non-strategic assets, such as the resins and FiberVisions businesses, in order to concentrate its resources on its core businesses. In so doing, CEO Corbo stated, "I assure you that a truly new Hercules is emerging" and that this plan will lead to "new rewards for...our shareowners" (February 24, 2000).

           Meanwhile, shortly after ISP announced that it had acquired almost 10% of Hercules shares, in September of last year, Mr. Heyman met with Mr. Corbo, after which ISP became convinced that Hercules' restructuring plan was seriously flawed. On October 11, we wrote the Hercules Board stating that "it has become all too apparent to us that the course Hercules is now pursuing will not enhance shareholder value but erode it instead." The letter went on to recommend that "the Hercules Board abandon its `too little, too late' approach and promptly entertain a sale of the Company while the time is still propitious."

           While within one week of our letter, Mr. Corbo resigned and Hercules elected its current Chief Executive, Thomas Gossage, it was not until late November that the Company implicitly conceded that we were right and began to pursue a sale. A New York Times article, entitled "Hercules, a Chemical Maker,


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
to Sell All Its Businesses," observed, "the announcement was a tacit acknowledgement that Hercules's original plan...was unlikely to work."

           Notwithstanding the Company's sale announcement last November and its statement that "by end of February or early March we would hope to have something to report" (February 8, 2001), Hercules' operating performance continues to deteriorate and a sale of the Company is not in sight. Ever since our October letter, whatever efforts the Company has made have been driven, in our opinion, by our presence and initiative. Unfortunately, the Hercules Board has virtually no ownership interest in the Company (except for shares acquired through outright grants and Company subsidized stock purchases), and in our view they are more interested in their positions and perks.

           Hercules' stockholders, we believe, as well as ourselves, wish to see a prompt sale of the Company. If our nominees are elected, we would work to help make that happen in the most timely, effective, and efficient manner possible. In the meantime, what realistic expectation is there that the Hercules Board is sufficiently committed to realizing the Company's underlying value when, in our opinion, it has completely failed to do so over the last five years?

            TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE, AND RETURN
                       THE ENCLOSED BLUE PROXY CARD TODAY!

           Thank you for your support, and we look forward to further communication with you concerning our Hercules investments.




  /s/ Samuel J. Heyman                   /s/ Sunil Kumar

  Samuel J. Heyman                       Sunil Kumar
  Chairman of the Board                  President and Chief Executive Officer


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        If you have any questions or need assistance voting your shares, please call the firm assisting us in this solicitation:

                                   GEORGESON
                                  SHAREHOLDER
                               COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                            New York, New York 10004
                          CALL TOLL-FREE (800) 223-2064

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